SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 15, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
____________	_____________	_____________	_____________
1-12609	PG&E Corporation	California	94-3234914

1-2348	Pacific Gas and Electric Company	California	94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Inapplicable

Item 5.     Other Events

     On December 12, 2003, the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) issued a memorandum decision in Pacific Gas and Electric Company’s (Utility) Chapter 11 proceeding approving the proposed settlement agreement (Settlement Agreement) announced in June 2003 by PG&E Corporation, the Utility and the staff of the California Public Utilities Commission (CPUC) to jointly support a new plan of reorganization of the Utility (Settlement Plan).  The Bankruptcy Court overruled all objections to confirmation of the Settlement Plan and challenges to the Settlement Agreement.  The Court found that all of the applicable requirements under the U.S. Bankruptcy Code for confirmation of a plan had been satisfied.  The Court stated that it will enter a separate confirmation order confirming the Settlement Plan, provided the CPUC approves the Settlement Agreement.  To become effective, among other conditions, the Settlement Agreement must be entered into by the CPUC by December 31, 2003.  As previously disclosed, the CPUC is scheduled to consider six proposed decisions regarding the Settlement Agreement at its regular meeting to be held on December 18, 2003.  The CPUC may accept, reject or modify any proposed decision.   PG&E Corporation and the Utility are unable to predict the outcome of this matter.

     In its memorandum decision, the Bankruptcy Court noted, that like the CPUC, it had the duty to determine that the execution and performance of the Settlement Agreement will be lawful.

     The Bankruptcy Court noted that the essential purpose of the Settlement Agreement was to facilitate the Utility’s re-attainment of suitable credit ratings so that the Utility can issue securities to pay its creditors and emerge from bankruptcy as quickly as possible and continue to provide safe and reliable electric and gas service at just and reasonable rates.  The Court also noted that the Settlement Agreement obligates the CPUC to permit the issuance of securities to pay off claims of the Utility’s creditors and, for a set period of time, to include certain costs as a component of the Utility’s revenue requirements.  The Court pointed out that the Settlement Agreement also provides that the CPUC shall adopt such orders and decisions as necessary to implement and carry out provisions of the agreement, and that retail rates shall be sufficient to provide for payment of securities and a regulatory asset of $2.21 billion, after tax, to be included as part of the Utility’s rate base.

     The Bankruptcy Court found the Settlement Agreement to be lawful.  In particular, the Court, fter reviewing relevant California case law, found that, as a matter of California law:

•    The Settlement Agreement is legal and enforceable as the CPUC has the constitutional and statutory authority to enter into binding contracts, is empowered under the California Public Utilities Code to make the commitments proposed in the Settlement Agreement, and, citing the California Supreme Court’s recent decision affirming the CPUC’s authority to enter into a settlement agreement with Southern California Edison, the CPUC has the authority to enter into a binding agreement which compromises disputes and has prospective effects on ratemaking.

•    The Settlement Agreement does not improperly delegate ratemaking functions noting that the Settlement Agreement does not fix or set rates but merely establishes minimum components to be considered in setting the Utility’s revenue requirements.

•    The Settlement Agreement is binding on future Commissions.

     The Bankruptcy Court also stated that the binding nature of the Settlement Agreement is consistent with the requirement of the U.S. Bankruptcy Code that public utility commissions approve any changes in rates necessary to effectuate a plan of reorganization for a public utility.

     Further, the Bankruptcy Court found the provisions of the Settlement Agreement by which the Utility releases any and all claims it or the estate may have against PG&E Corporation, its officers and directors, to be valid.  The Court noted that claims that may be asserted directly by third parties against nondebtors are not released.  The Court stated that the Utility, the Official Committee of Unsecured Creditors and many objectors had agreed to add language to the confirmation order to clarify that the release sections of the Settlement Plan do not release claims that may be asserted directly by third parties against nondebtors.

     The Bankruptcy Court will hold a status conference on December 22, 2003 to consider any action taken by the CPUC on or about December 18, 2003; whether the Bankruptcy Court should enter findings of fact, conclusions of law and a confirmation order; if so, the form of those findings, conclusions and order; and any other matters relevant to the future conduct of the Utility’s Chapter 11 case.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	CHRISTOPHER P. JOHNS _______________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By:	DINYAR B. MISTRY ________________________________________
DINYAR B. MISTRY Vice President and Controller

Dated:	December 15, 2003